Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (No. 333-163184) filed November 18, 2009 on Form S-3 of Royale Energy, Inc. of our report dated March 26, 2009, relating to our audits of the financial statements, which appears in the Annual Report on Form 10-K of Royale Energy, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Padgett, Stratemann & Co., L.L.P.

Padgett, Stratemann & Co., L.L.P. San Antonio, Texas

December 7, 2009